Exhibit 10.4

SEPARATION AGREEMENT AND GENERAL RELEASE

Section 1.SPECIAL SEVERANCE BENEFITS

I, Keith Silverman (EE# 412140), understand that on November 20, 2020 (“Termination Date”), my employment with Ashland LLC (the “Company” or “Ashland”) ended.  I am signing this Separation Agreement and General Release (the “Separation Agreement”) in return for the special severance benefits offered to me by Ashland, which are more than would otherwise be provided to me upon termination.  Specifically, I understand that I will receive the severance benefits more fully described in Attachment I (Summary of Benefits), which is hereby incorporated by reference.

Section 2.COMPLETE RELEASE OF LIABILITY

(a)

General Release.  In exchange for these special severance benefits offered by Ashland, I completely release any and all claims I may have at this time, whether known or unknown, against Ashland, its parents, divisions, subsidiaries, insurers and affiliates, their predecessors, successors and assigns, and their officers, directors or employees (collectively referred to hereafter as “Releasees”). This Release is intended to be a broad release and shall apply to any relief from Releasees, no matter how denominated, including, but not limited to, claims for future employment, rights or causes of action for wages, backpay, front pay, compensatory damages, punitive damages, or attorney’s fees.  I also agree that I will not file any such claim and I hereby agree to indemnify and hold Releasees harmless from any such claim.

(b)

Extent of Release.  This Release includes all claims I may have against Releasees which relate either to the time of my employment or to my termination, except the claims mentioned in Section 2(c) below.  Some of the types of claims that I am releasing, although there also may be others not listed here, are claims under local, state or federal law relating to:

1.	Discrimination on the basis of age, sex, race, color, national origin, religion, disability, veteran status, or any other category protected under applicable law;

2.

Restrictions, if any, upon the rights of Ashland to terminate its employees at will, including (i) violation of public policy, (ii) breach of any express or implied covenant of the employment contract, and (iii) breach of any covenant of good faith and fair dealing;

3.	Discrimination on the basis of age, including claims under the Age Discrimination in Employment Act (the “ADEA”), which is located at 29 United States Code, Sections 621 through 634;

4.	Payments, if any, that might otherwise be owed and payable to me pursuant to the Workers’ Adjustment and Retraining Notification (WARN) Act; and
5.	Civil actions relating to negligence, defamation, invasion of privacy, fraud, misrepresentation, or infliction of emotional or mental distress.

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(c)	Exceptions to Release. The only claims against Releasees that this release does not include are claims related to:

1.	Benefits to which I am entitled under this special severance offer and enforcement of the terms of this Separation Agreement;

2.	Any applicable workers’ compensation or unemployment compensation laws;

3.

My rights under those benefit plans offered to employees of the Company that are governed by the Employee Retirement Income Security Act of 1974, as amended (ERISA), in effect as of my Termination Date; and

4.	Any claims that the law states may not be waived.

I further understand that nothing in this Separation Agreement is intended to or shall prevent, impede, or interfere with my non-waivable right, without prior notice to Releasees, to provide information to the government, participate in investigations, file a complaint, testify in proceedings regarding Releasees’ past or future conduct, or engage in any future activities protected under the whistleblower statutes of other government agency, or the right to receive payment from a government agency for information provided directly to the government agency pursuant to a government-administered whistleblower award program.

Section 3.  CONSEQUENCES OF BREACHING MY PROMISES IN SECTION 2

If I breach my promise in Section 2 of this General Release and file a claim or lawsuit based on what I released in this General Release, I agree to pay for all liabilities and costs incurred by Releasees, including reasonable attorneys’ fees, in defending against my claim or lawsuit.  Provided, however, that this provision shall not apply to any alleged breach due to a challenge of the validity of the ADEA waiver contained herein.

Section 4.CONFIDENTIALITY

I understand and agree that as a result of my employment with Ashland, I have come into contact with, had access to and learned various technical and non-technical Confidential Information relating to the Ashland’s operations, including the operations of parents, subsidiaries and affiliates of Ashland (collectively, the “Company”). “Confidential Information” includes financial and business information such as information with respect to costs, commissions, fees, profits, sales, markets, mailing lists, strategies, customer information, customer identities, names and addresses, customer services and customer products, methods, procedures, devices and other means used by the Company, or any of its subsidiaries and affiliates, in the conduct of its business; marketing plans and strategies; innovative programs and services; acquisition or divestiture plans and strategies; data processing computer programs, databases, formulae, software codes, secret processes, financial products and adaptations thereto; inventions, research projects, and all other matters of a technical nature; names and addresses of the vendors and suppliers used by the Company, or any of its subsidiaries and affiliates; financial arrangements with the vendors and suppliers, and vendor and supplier representatives responsible for entering into contracts with the Company, or any of its subsidiaries and affiliates; information with respect to the finances, budgets, funding, investments, costs, and similar financial information of the Company, or any of its subsidiaries and affiliates; information regarding clients of Company, or any of its subsidiaries and affiliates, including but not

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limited to their names, service and product histories, and addresses, and referrals to prospective clients; and information with respect to the experience, qualifications, abilities and job performance of employees of the Company, or any of its subsidiaries and affiliates. Confidential Information can be in any form including but not limited to, oral, written or machine readable, including electronic files. Notwithstanding the above, except with respect to personally identifiable  information (“PII”) about individuals obtained in the course of my employment with the Company, which shall always be treated as Confidential Information, Confidential Information shall not include any information that is in the public domain, through no unauthorized act on my part; or which was rightfully in my possession free of any obligation of confidence at or subsequent to the time it was communicated to me by the Company.

I acknowledge and agree that disclosing, divulging, revealing or otherwise using any of the aforesaid Confidential Information, other than as specifically authorized by the Company, will be highly detrimental to the business of the Company and serious loss of business and pecuniary damage may result therefrom. Accordingly, I specifically covenant and agree to hold all such Confidential Information in the strictest confidence, and I will not, without the Company’s prior written consent, disclose, divulge or reveal it to any person whomsoever, or use it for any purpose other than the exclusive benefit of the Company, whether such Confidential Information is contained in my memory or embodied in writing or other physical form. I specifically agree that this obligation of Confidentiality shall continue for so long as I have knowledge of such Confidential Information.

Notwithstanding the foregoing, the Confidentiality provisions of this Separation Agreement will not be breached in the event I disclose Confidential Information to the U.S. Securities and Exchange Commission (the “SEC”), to the extent necessary to report suspected or actual violations of U.S. securities laws, or where my disclosure of Confidential Information is protected under the whistleblower statutes administered by the Occupational Safety and Health Administration, the SEC, the Equal Opportunity Employment Commission, the National Labor Relations Board, or any other government agency. I also understand that I am not required to inform Releasees, in advance or otherwise, that such disclosure(s) has been made.  In addition, I understand that nothing in or about this Separation Agreement prohibits me from:  (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), maintaining the confidentiality of a claim with the SEC; (ii) providing confidential information about this Separation Agreement or the Company or any of its affiliates to the SEC, or providing the SEC with information that would otherwise violate any section of this Separation Agreement, to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act.  I am further advised that if I disclose Confidential Information that constitutes a trade secret to which the Defend Trade Secrets Act (18 USC Section 1833(b)) applies, then I will not be held criminally or civilly liable under any federal or state trade secret law, or considered to be in violation of the confidentiality provisions of this Separation Agreement if my disclosure is made solely for the purpose of reporting or investigating a suspected violation of law and in confidence to a federal, state, or local government official, whether directly or indirectly, or to an attorney; or where my disclosure is made in a complaint or other document filed in a lawsuit or other proceeding against Releasees, and such filing is made under seal. However, except as otherwise provided above, I understand and agree that if I am served with or otherwise presented with a court order or lawful subpoena to testify or produce information to a third party or public entity, including but not limited to a state of the U.S. or the United States government, which might require me to disclose Confidential Information, then within 24 hours of my receipt of such court order or lawful subpoena, and prior to responding to the same, I will notify Ashland’s General Counsel that I have been ordered or

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subpoenaed to provide information that might include Confidential Information, and I will provide a copy of the court order or lawful subpoena to Ashland’s General Counsel.

I further agree that during the period of eighteen (18) months following my Separation Date, I will not, without the express written permission of the then Chief Executive Officer of the Company, in consultation with the General Counsel, (1) engage directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee or otherwise in any business or activity that is competitive with the business conducted by the Company or any of its subsidiaries or affiliates; or (2) solicit or encourage any existing or former employee, director, contractor, consultant, customer or supplier of the Company to terminate an existing relationship with the Company for any reason, or otherwise violate any contracts or covenants existing between them and the Company; or (3) make disparaging or defamatory statements (including but not limited to statements that amount to libel or slander) about the Company, its businesses, officers, directors, or employees.  .

I also understand that my eligibility to receive benefits under certain executive compensation plans and programs of the Company may also be subject to additional restrictive covenants, and my eligibility to receive those benefits continue to be governed by the terms and conditions of the relevant plans and programs, the terms and conditions of which are also incorporated herein by reference, and nothing contained in this Separation Agreement shall be construed to relieve me of my obligations thereunder.  I further agree that I will continue to be bound by the terms of any non-competition, non-solicitation, non-disclosure and/or confidentiality agreements in effect on my Separation Date, the terms and conditions of which are incorporated herein by reference.

I acknowledge and agree that compliance with the covenants set forth in this Separation Agreement is necessary to protect the business and goodwill of the Company and that any breach of these covenants will result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief. Accordingly, in the event of any breach or anticipatory breach of these covenants by me, I agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, in addition to any liquidated damages or other remedies available to it at law or equity:  (1) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and I hereby consent to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (2) recovery of all reasonable sums and costs, including attorney’s fees, incurred by the Company if it successfully enforces the covenants.

Section 5.	RETURN OF COMPANY INFORMATION AND PROPERTY

I agree that on or prior to my Termination Date I returned to Ashland all Company Information and related reports, maps, files, memoranda, and records; credit cards, cardkey passes; door and file keys; computer access codes; software; and other physical or personal property which I received or prepared or helped prepare in connection with my employment.

I further represent that I have not retained and will not retain any copies, duplicates, reproductions, or excerpts thereof, except as otherwise provided above in Section 4. I understand that the term “Company Information” as used in this Separation Agreement refers to information obtained during my employment with ASI or any other Releasees, and includes (a) confidential information including, without limitation, information received from third parties under confidential conditions; and (b) other technical, business, or financial information, the use or disclosure of which might reasonably be construed to be contrary to the interests of Ashland.

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Section 6.ADVICE TO CONSULT WITH ATTORNEY

I understand that I am advised to consult with an attorney before signing this General Release.

Section 7.PERIOD FOR REVIEW AND COVERAGE OF OFFER

I understand and agree that I have been given at least 45 days to review and consider this General Release.  I understand that I may use as much or as little of this period of time as I wish to prior to reaching a decision regarding the signing of this General Release. I understand that if I sign this General Release prior to my Termination Date or if I do not sign, date, and return this General Release by hand, or by a mailing postmarked on or before by January 4, 2020 the General Release will not be valid and I will not be eligible to receive the special severance benefits under the terms of this special severance offer, and I will not be eligible for any benefits under Ashland’s Severance Pay Plan, or under any other severance pay plan or program of Releasees.

I further acknowledge that I have been advised that the offer has been made to all employees in my department whose service is being terminated, as set out in Attachment II, hereto, and has not been offered to those so noted on Attachment II.  I understand that additional information can be obtained upon request from my Human Resources representative.

Section 8.	EFFECTIVE DATE AND MY RIGHT TO REVOKE GENERAL RELEASE

In accordance with federal law, I understand that this General Release may be revoked by me at any time within seven (7) calendar days after the date of execution noted below.  To be effective, the revocation must be in writing and delivered to Steve Spalding, Assistant General Counsel, 5475 Rings Rd, Dublin, OH 43017, either by hand or mail within a seven (7) day period following my execution of this General Release.  If delivered by mail, the recision must be:

1.	Postmarked within the seven (7) day period;
2.	Properly addressed as noted above; and
3.	Sent by Certified Mail, Return Receipt Requested.

I understand that this Separation Agreement and the General Release contained herein, and my acceptance of it shall not become effective or enforceable until the first day immediately following the last day of the seven (7) day revocation period (the “Effective Date”).

Section 9.GOVERNING LAW

It is agreed that this General Release shall be interpreted in accordance with the laws of the State of Delaware.

Section 10.PARTIAL INVALIDITY OF THE GENERAL RELEASE

I agree that if any term or provision of this General Release is determined by a court or other appropriate authority to be invalid, void, or unenforceable for any reason, the remainder of the terms and provisions of this General Release shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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Section 11.MMSEA REPORTING REQUIREMENTS

I understand that pursuant to Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007 (MMSEA), if I have applied for Medicare prior to the execution of this Separation Agreement, or if I am likely to become eligible for Medicare within twelve (12) months thereafter, the Centers for Medicare Services will be notified of this Separation Agreement.

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Section 12.COMPLETE AGREEMENT

It is agreed that the foregoing constitutes the entire agreement between the Employee and Releasees, and that except for those written agreements specifically incorporated herein by reference, there are no other agreements, oral or written, express or implied, relating to any matters covered by this Separation Agreement, or any other agreement in effect and relating to any other matter whatsoever, whether or not within the knowledge or contemplation of either of the Parties at the time of execution of this Separation Agreement.

I M P O R T A N T    N O T I C E

I acknowledge that:

•	I have read this General Release and I understand fully its final and binding effect;

•	The only promises made to me to sign this General Release are those stated herein;

•	I am signing this General Release knowingly and voluntarily; and

•

I have no other claim or expectation of any additional pay or benefits incident to my Employment.  The benefits I am receiving for this General Release are in lieu of, and fully satisfy, all monetary amounts, if any, to which I might otherwise be entitled under federal or state statute or common law.

ASHLAND LLC

/s/ Keith Silverman__________	/s/ Eileen Drury__________________
KEITH SILVERMAN	Signature of Company Representative
Employee # 412140

January 1, 2021____________	VP Human Resources____________
Date of Execution by Employee	Title of Company Representative

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Attachment 1

SUMMARY OF SPECIAL SEVERANCE BENEFITS,

EMPLOYEE BENEFITS AND MISCELLANEOUS PROVISIONS

On November 20, 2020 (your “Termination Date”), your employment with Ashland ended. After your Termination Date, you will receive severance benefits equal to 78 weeks of base pay, calculated based on your salary band and your rate of base pay in effect as of your Termination Date.

Your severance benefit is payable to you by Ashland in a lump sum, less applicable withholding of taxes, etc. Any portion of the severance benefit which is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) will be paid to you by Ashland in a lump sum, less applicable withholding of taxes, etc., as soon as is practicable, but not more than 15 days, following the Effective Date of this Separation Agreement, as defined in Section 8 of this Separation Agreement. Any remaining portion of the severance benefit will be paid within five days following the first day of the seventh calendar month following the month in which the Termination Date occurs.

You are being offered the special severance benefits, described in this Attachment I, in exchange for your promises and covenants contained in this Separation Agreement. You understand and agree that if you fail to properly execute and return this Separation Agreement within the time period specified in Section 7 of this Separation Agreement, or you revoke your acceptance of it within the 7-day window provided in Section 8 of this Separation Agreement, then the Separation Agreement will not become effective, and you will not be eligible for any of the special severance benefits described in this Attachment I, or any benefits under Ashland’s Severance Pay Plan or any other severance pay plan or program of Releasees.

In addition, with respect to those special severance benefits relating to favorable treatment under certain employee benefit plans and programs, you understand that in the event this Separation Agreement does not become effect as provided above, then you will not receive this favorable treatment, and instead you will only be eligible to receive those benefits that are required to be paid to you under the relevant plans or programs in the event of your termination.

The following summarizes selected terms and conditions from some of the employee benefit plans in which you may have participated.  The actual terms of these plans are in their plan documents.  You should refer to the relevant summary plan description for more information on a particular plan and the effect that your severance has with regard to that plan.

In general, you cannot continue participation in any employee benefit plan after your Termination Date. If you were enrolled in a group health plan, you may be able to continue coverage by making what is called a COBRA election. You cannot elect to have any premiums you may have to pay for COBRA coverage deducted from any payments you are receiving under the terms of this Separation Agreement.

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RECOGNITION BONUS

In consideration of your extremely strong EH&S leadership during Covid and a record year in overall EH&S, you will receive an additional lump sum payment of $150,000, less applicable withholdings, which will be made within 15 days of the Effective Date of this Separation Agreement.

PENSION PLAN

If you are eligible to receive a benefit under a Company sponsored pension plan, your benefit will be based on the plan terms and the Company’s records of your employment and plan benefit.  If you have a vested benefit, then you will be eligible to elect to begin your pension benefit as of the date specified within the applicable plan.

MEDICAL AND DENTAL

If you are enrolled in the Medical or Dental Plan on your Termination Date, you will be eligible for COBRA continuation coverage at no cost to you, for a period equal to three (3) weeks for each completed year of service, provided that there is a minimum free coverage period of 20 weeks, and a maximum free coverage period of 52 weeks. Your free COBRA coverage period is 24 weeks.  Additionally, if your free COBRA continuation coverage period extends only partially into a month, your COBRA continuation coverage will be at no cost for that entire month.  After your free COBRA continuation coverage ends, you may be eligible to continue coverage at the rates that apply to terminated employees. Generally, the maximum COBRA continuation coverage period is 18 months.  The free COBRA continuation coverage period counts toward this 18-month limit.  COBRA continuation coverage is not automatic; to be eligible for COBRA continuation coverage, including the initial period during which coverage is provided at no cost to you, you must first make a timely election of COBRA coverage. You make a timely election by completing and returning the COBRA election form that will be sent to you by the Ashland Benefits Service Center.   If you have any questions, please contact the Ashland Benefits Service Center at (855) 889-6519 (Monday-Friday 8:00 am – 5:00 pm EST).

HEALTH SAVINGS ACCOUNT

If you are enrolled in a Health Savings Plan on your Termination Date, then thereafter you can continue to make contributions to your HSA so long as you continue to participate in a medical plan that qualifies as a High Deductible Health Plan (HDHP).  This could occur as a result of electing COBRA continuation coverage under your current Company-provided medical plan or as a result of your enrollment in a medical plan offered by a third-party that qualifies as a HDHP.  Once your coverage under a HDHP ends, your ability to contribute to the HSA for future periods ends. You may be able to make retroactive contributions to the plan if there were prior periods when you could have made contributions but did not do so. Generally, your ability to contribute for periods in a calendar year when you were covered by a HDHP ends on April 15th of the subsequent calendar year.  Regardless of whether you make any further contributions to your HSA after your Termination Date, the funds in your HSA are yours to keep, and can be used to pay for eligible medical expenses for you and your tax dependents in accordance with all applicable withdrawal rules.  For more information, refer to IRS Publication 969 (www.irs.gov/pub/irs-pdf/p969.pdf) or contact your tax advisor.

LIFE INSURANCE

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Your Company provided noncontributory life insurance coverage, contributory life coverage, spouse and dependent child life coverage, and group accidental death and dismemberment coverage will end on your Termination Date.

You may be eligible to continue your noncontributory and/or contributory life insurance coverage, spouse and dependent child life coverages after your Termination Date. Continuing these coverages, though, is strictly between you and the applicable insurance companies that provide this coverage.  You have a 31-day window following your Termination Date to arrange to continue these coverages.  To find out more about your ability to continue these coverages please contact Ashland’s Benefits Department at: benefits@ashland.com or (844) 592-5322. A conversion privilege is not available for the group life accidental death and dismemberment portion of your coverage.

FLEXIBLE SPENDING ACCOUNTS PLAN

If you were a participant in the Flexible Spending Accounts Plan on your Termination Date, then any amount you have remaining in the Dependent Day Care Account and/or the Health Care Account is available to reimburse you for covered services incurred before your Termination Date.  Thereafter, you may have rights to continue your Health Care Account coverage by making a COBRA election.  Ashland's Employee Benefits Department will provide you with a summary of your COBRA rights that will tell you how to elect to continue coverage under the Health Care Account. A COBRA election can only continue your participation in the Health Care Account through the end of the calendar year in which your Termination Date occurs.

Any amount you have remaining in the Dependent Care Account and/or the Health Care Account is available to reimburse you for covered services incurred before the date your coverage under the particular account ends. Claims for services performed after your coverage ends are not eligible for reimbursement. Claims for reimbursement must be filed by June 30 in the calendar year following the year in which the covered expenses were incurred. Any amounts in your accounts that are not used will be forfeited according to IRS rules.

EMPLOYEE SAVINGS PLAN

Upon your Termination Date, you have a number of withdrawal options.  If your account is valued at more than $1,000 on your Termination Date, you have the option of leaving your account in the plan.  If your account is valued at $1,000 or less, it will be paid to you as a mandatory lump sum cash-out.  If you have an unpaid loan, you may continue to make monthly payments after your Termination Date.  Fidelity will

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send you payment instructions approximately 4 weeks following your Termination Date.  To receive Savings Plan information, call Fidelity Investments at (800) 827-4526.  You may also access Savings Plan information on the internet by clicking “Access My Account” under NetBenefits at www.401k .com.

LONG TERM DISABILITY, SUPPLEMENTAL LONG TERM DISABILITY; VOLUNTARY ACCIDENTAL DEATH AND DISMEMBERMENT; OCCUPATIONAL ACCIDENTAL DEATH AND DISMEMBERMENT; TRAVEL ACCIDENT INSURANCE AND ADOPTION ASSISTANCE PROGRAM

If you are enrolled in one or more of these plans on your Termination Date, your eligibility for coverage under the applicable plan(s) ends on your Termination Date.

If you were covered by the voluntary accidental death and dismemberment plan you may be eligible for conversion privileges within 31 days of your Termination Date.  To find out if this applies to you, or to obtain contact information for the applicable insurance company, please contact If you have any questions please contact Ashland’s Benefits Department at: benefits@ashland.com or (844) 592-5322.

VISION COST ASSISTANCE PLAN

If you are enrolled for this coverage, it will end on your Termination Date, although you may be able to elect COBRA continuation of coverage at that time.  After your Termination Date Ashland’s Vision Plan COBRA administrator will provide you with a summary of your COBRA rights that will tell you how to elect to continue coverage.

MISCELLANEOUS PROVISIONS

UNUSED VACATION/SICK PAY

In accordance with Ashland’s Vacation policy, you will be paid in a lump sum for your unused 2020 vacation.  You will not be paid for any unused sick pay.

INCENTIVE PAY PLAN

If you were a participant in an incentive pay plan during FY 2020 and/or FY 2021, then if and when payments are made, you will be eligible to receive a payment under the applicable plan for that portion of the relevant plan year during which you were actively employed. Any payment will be made in accordance with all other terms and conditions of the applicable plan.

EQUITY AWARDS

With respect to your existing unvested equity awards, you will receive accelerated, prorata vesting of the outstanding portion of those RSU and SAR awards, calculated from the date of the applicable grant(s) through your Termination Date, and using the stock price at the close of the market on your Termination Date. The non-accelerated portions of your current unvested equity awards will be forfeited.

PERFORMANCE UNIT AWARDS (LTIP)

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If and when payments are made to active employees, if eligible, you will receive a pro-rata payment under Ashland's Long-Term Incentive Plan (LTIP) for each outstanding grant made to you under the LTIP. All payments under the LTIP will be pro-rated through your Termination Date, in accordance with the Company’s customary pro-rata practices, calculated based on actual plan measures through the entire applicable plan cycle (including adjustments for unusual items), and made consistent with all other terms and conditions specified in the LTIP and the applicable award agreement.

OTHER EXECUTIVE COMPENSATION PLANS OR PROGRAMS

Your eligibility to receive benefits under any other executive compensation plans or programs offered by Ashland is governed exclusively by the terms and conditions of such plans, and nothing in this Separation Agreement impairs any rights you may otherwise have under those plans or programs.

CREDIT UNION

If you are a member of the Credit Union at the time of your Termination Date, you will be able to participate in the Credit Union after your Termination Date.  You will need to contact the Credit Union directly to discuss handling of Credit Union business.

EDUCATIONAL REIMBURSEMENT

If the course has been approved for reimbursement prior to your Termination Date and will be completed within six (6) months of your Termination Date, you will be reimbursed for approved costs provided you complete the course within policy guidelines.

Once the course has been successfully completed and you have received your “final” grade showing you have met the qualifications for reimbursement, you must log back into the Tuition Reimbursement System (https://ashland.tuitionmanager.com) and submit a reimbursement request for each course.  You will be required to upload a copy of your final grade and an itemized invoice.

If you have any questions, please contact the Education Assistance Administrator at educationassistance@ashland.com.

MATCHING GIFTS

Participation in the Matching Gifts Program will cease upon your Termination Date.

EMPLOYEE ASSISTANCE PROGRAM

Your participation in the Employee Assistance Program will end on your Termination Date.

EXPENSES

If you have incurred any expenses that are reimbursable by ASHLAND, you should submit an approved Expense Report to your supervisor, along with required receipts immediately.  In the event there is an outstanding balance owed to Ashland for any charges on your corporate credit card or

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purchasing card account(s) that are not properly reimbursable under the Company’s reimbursement policies, you understand and agree that ASHLAND will make deductions from your severance benefits in order to cover such balance(s).

OUTPLACEMENT ASSISTANCE

You will be provided with outplacement assistance services following your Termination Date to assist you in your search and transition into other employment. This assistance will be provided to you through a third-party selected by the Company and will be provided at no expense to you.  Please contact your Human Resources Representative for more information about this benefit.

UNEMPLOYMENT COMPENSATION

State laws control whether you are eligible to receive unemployment compensation.  If you decide to file for unemployment compensation, Ashland is obligated to inform the state’s unemployment commission of the nature of your termination.

VERIFICATION OF EMPLOYMENT

Ashland will only verify dates of employment and last job title, department and work location.  Ashland will only release other information concerning your employment as required by law, or at your request and with your written consent.

SECTION 409A

If, on the Termination Date, you were a “specified employee” within the meaning of Section 409A, then certain of the special severance benefits described in this Attachment 1 may be delayed to comply with Section 409A.

However, it is intended that the special severance benefits described in this Attachment 1 shall be exempt from the requirements of Section 409A.  With regard to any provision herein that provides for reimbursement costs and expenses or in-kind benefits, except as permitted by Section 409A: (1) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (2) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (3) such payments shall be made on or before the last day of you taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

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FUTURE CORRESPONDENCE

Any future information from the Company will be sent to the address you currently have on file (i.e. employee benefit information, W-2’s, etc.). Should your address change in the near future you should contact Ashland’s Benefits Department at: benefits@ashland.com or (844) 592-5322. If you have an account established with one of the Company’s benefits vendors, you should also contact that vendor to advise of any changes to your physical or e-mail addresses.

IMPORTANT NOTE ABOUT THIS SUMMARY

Details on the benefits from the employee benefit plans discussed above are provided in the summary plan description booklet for each plan.  In all events, the rights and obligations of Ashland, and all covered employees, beneficiaries or other claimants are governed solely by the terms of the official documents under which each particular plan, policy.

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R E M I N D E R

Once You Have Signed Both Originals of This Document, Please Return Both Original Signed Agreements to:
Betty Lange Human Resources Ashland LLC 500 Hercules Road Building 8134 Wilmington, Delaware 19808

A Fully Executed Original Agreement will be returned to your home address.